EXHIBIT 99.1

For more information, please contact:
Bill Davis, Perficient, 314-529-3555
bill.davis@perficient.com

FOR IMMEDIATE RELEASE

PERFICIENT REACHES DEFINITIVE AGREEMENT TO ACQUIRE ZEON SOLUTIONS

SAINT LOUIS, MO (Dec. 18, 2014) – Perficient, Inc. (NASDAQ: PRFT) ("Perficient"), a leading information technology and management consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has entered into a purchase agreement to acquire the assets of Zeon Solutions Incorporated and its subsidiary, Grand River Interactive LLC, and an Indian affiliate (collectively, "Zeon Solutions"), a $23 million annual services revenue business and IT consulting firm specializing in the development, implementation, integration and support of e-commerce solutions.

Perficient's current annualized revenues are now approaching $500 million, and the acquisition is expected to be accretive to adjusted earnings per share.

"We are excited to broaden and deepen our commerce expertise with the innovative capabilities Zeon Solutions brings to Perficient," said Jeffrey Davis, Perficient's chief executive officer and president. "Additionally, their formidable reputation, customer-centric mentality, strong client roster and demonstrated propensity to consistently grow revenues and profitability ensures a strong cultural fit and compelling opportunities for accelerated growth moving forward."

"Today's leading enterprises optimize their customers' online commerce experiences and drive volume by leveraging sophisticated digital marketing and search engine optimization techniques, along with outstanding user experiences.  Zeon Solutions has been well-positioned and succeeding in this dynamic space for many years," said Ed Hoffman, Perficient's vice-president of digital experience solutions. "As one of the largest independent Insite Commerce and Magento consultancies in North America, Zeon Solutions' services extend Perficient's existing commerce capabilities and enable us to deliver an even broader array of solutions to clients."

The acquisition of Zeon Solutions:

•	Enhances and expands Perficient's e-commerce, content management, product information management, mobile and digital marketing services and solution expertise;
•	Increases Perficient's geographic footprint, adding U.S. market locations in Milwaukee and Ann Arbor as well as an off-shore delivery center in Nagpur, India;
•	Adds nearly 400 consulting, technology, sales and support professionals; and
•	Adds client relationships with enterprise customers including BSN Sports, Hickory Farms, HoMedics, Jordan's Furniture, Steelcase, Walter Kidde, Woodstream Corp., and many others.

Zeon Solutions Chief Executive Officer Rupesh Agrawal joins Perficient in a key leadership role.

"Perficient's commitment to, and reputation for, delivering excellence is highly regarded across many industries and technology platforms," said Agrawal. "We are thrilled to join the Perficient team and work to grow and realize success for our customers in new and exciting ways."

The parties are targeting a closing in early January 2015, subject to customary closing conditions. Total consideration to be paid at closing will be approximately $35.7 million, consisting of approximately $22.3 million in cash and approximately $13.4 million in Perficient common stock (based on the average closing price of Perficient's common stock on the NASDAQ Global Select Market for the 30 trading days immediately preceding the closing date per the terms of the purchase agreement). The purchase price is subject to a net working capital adjustment and earnings-based contingent consideration of up to approximately $2.8 million, payable in cash and Perficient common stock.

Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of M&A Securities Group, Inc.

About Perficient
Perficient is a leading information technology and management consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient's professionals serve clients from a network of offices across North America and two offshore locations in India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness; strengthen relationships with customers, suppliers and partners; and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000®index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner; a Microsoft National Service Provider and Gold Certified Partner; an Oracle Platinum Partner; a Platinum Salesforce.com Cloud Alliance Partner; a TeamTIBCO partner; and an EMC Select Services Team Partner. For more information, visit www.perficient.com.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2014.  Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The "forward-looking" information is based on management's current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2013 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2014 and the following:
(1)
the occurrence of any event, change or other circumstance that could give rise to termination of the purchase agreement or a failure to complete the proposed acquisition due to the inability of a party to satisfy the conditions to closing the acquisition;

(2)	the possibility that we will not be able to realize the benefits of the acquisition;
(3)	the possibility that our actual results do not meet the projections and guidance contained in this news release;
(4)	the impact of the general economy and economic uncertainty on our business;
(5)	risks associated with the operation of our business generally, including:
a.	client demand for our services and solutions;
b.	maintaining a balance of our supply of skills and resources with client demand;
c.	effectively competing in a highly competitive market;
d.	protecting our clients' and our data and information;
e.	risks from international operations;
f.	obtaining favorable pricing to reflect services provided;
g.	adapting to changes in technologies and offerings;
h.	risk of loss of one or more significant software vendors; and
i.	implementation of our new Enterprise Resource Planning system;
(6)	legal liabilities, including intellectual property protection and infringement or personally identifiable information;
(7)	risks associated with managing growth organically and through acquisitions; and
(8)	the risks detailed from time to time within our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.